Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-196456, 333-184824, 333-157168, 333-89140 and 33-62796) pertaining to the Second Amended and Restated 2001 Repligen Corporation Stock Plan, the 2001 Repligen Corporation Stock Option Plan, and the 1992 Repligen Corporation Stock Plan and in Repligen Corporation’s Registration Statements on Form S-3 (Nos. 333-106109, 333-30383, 333-57951, 333-76005, 333-79611, 333-95641, 333-31728, 333-35056 and 333-36280), of our report dated August 14, 2014, with respect to the financial statements of Refine Technology, LLC included in this Current Report (Form 8-K/A) of Repligen Corporation.

/s/ Withum Smith + Brown, PC

Morristown, New Jersey

August 14, 2014